EXHIBIT 99.1

TIM NAUGHTON NAMED PRESIDENT OF AVALONBAY COMMUNITIES

Alexandria, VA (February 23, 2005) – AvalonBay Communities, Inc. (NYSE/PCX: AVB) announced today that Tim Naughton, currently Chief Operating Officer, has been named President.  In this new role, Naughton will have direct oversight of the company’s development, construction, and investment groups.  He will assume the title of President from Bryce Blair, who will remain Chairman and CEO.

“Tim and I have worked together for the past 16 years,” said Blair.  “Tim has played a key role in the company’s success.  We look forward to continuing to benefit from Tim’s experience and industry knowledge as the company moves into a period of increased development and investment activity.”

Since being appointed Chief Operating Officer in the first quarter of 2001, Naughton has successfully guided the company’s development, construction, investment, marketing, and property operations activities.  Naughton has been with the company and its predecessors since 1989.  He received his master’s degree from Harvard Business School and his undergraduate degree in economics from the University of Virginia.

The company also announced that Sam Fuller, Executive Vice President of Development and Construction, will leave the company as of April 30, 2005.  “I have worked with the company for 16 years and I am proud of our many accomplishments,” said Fuller.  “While I look forward to new challenges, I will miss the many personal and professional friendships that I have formed with the AvalonBay team.  I look forward to maintaining a positive relationship with AvalonBay and will continue to support the company in the future.”

“Sam has made significant contributions to the company and has helped us become one of the leading developers in the multi-family industry,” said Blair. “We will surely miss Sam and appreciate the many talents that he has brought to the business.”

Reporting to Tim Naughton will be Bill McLaughlin, Jon Cox, Steve Wilson, and Fred Harris, SVPs of Development, Rick Morris, SVP of Construction, and Lili Dunn, SVP of Investments.  “AvalonBay is fortunate to have a seasoned group of real estate professionals and I look forward to working more closely with them as we expand our level of investment activity over the next few years,” said Naughton.

Leo Horey, Executive Vice President of Operations, will continue to manage the company’s operating communities and will assume additional responsibilities in the areas of marketing and strategic business services as a direct report to Bryce Blair.  “Leo has successfully guided our property operations through a difficult economic period, and I am confident that he and his talented team will continue to achieve positive results,” said Blair.

In his role as Chief Financial Officer of the company, Tom Sargeant will continue to have oversight of finance, accounting, investor relations and information technology.  He will also continue to lead the company’s efforts to access new or expanded sources of capital including a new discretionary institutional investment management fund, which is scheduled to close in the first quarter of 2005.  “Tom is recognized as one of the most experienced and capable CFOs in the REIT industry and has played a critical role in AvalonBay’s overall success,” said Blair.

 “AvalonBay is fortunate to have assembled, developed, and retained a deep bench of management talent,” commented Blair. “We are proud of our past accomplishments and have positioned our organization for continued growth and success.”

About AvalonBay Communities

AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, currently owns or holds an ownership interest in 148 apartment communities containing 42,810 apartment homes in ten states and the District of Columbia, of which ten communities are under construction and four communities are under reconstruction.  AvalonBay is in the business of developing, redeveloping, acquiring, and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s Web site at http://www.avalonbay.com.